EXHIBIT 99.4

CONSENT

OF

CREDIT SUISSE FIRST BOSTON LLC

Board of Directors

Cathay Bancorp, Inc.

777 North Broadway

Los Angeles, CA 90012

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 6, 2003, to the Board of Directors of Cathay Bancorp, Inc. (the “Company”) as Exhibit 99.4 to the Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the proposed merger involving the Company and GBC Bancorp and references made to such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON LLC

/S/ CREDIT SUISSE FIRST BOSTON LLC

June 18, 2003